Exhibit 23.1(ii)

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Amendment No. 2 to the registration statement on Form S-1 of Lone Star Gold, Inc. (FKA: Keyser Resources, Inc.), of our report dated April 12, 2010 on our audit of the financial statements of Keyser Resources, Inc. (A Development Stage Company) as of December 31, 2009, and the related statements of operations, stockholders’ equity and cash flows since inception on November 26, 2007 through December 31, 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
October 14, 2013

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351